Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment, made effective October 1, 2004, shall serve to amend the original Employment Agreement and attached Schedules (hereinafter collectively referred to as “Employment Amendment”) executed on or about November 22, 2000 and the Employment Amendment and Attached Schedules (hereinafter “Amendment”) effective September 30, 2001 by and between Emplifi, Inc, now known as iGate Mastech Inc., (hereinafter referred to as “Company”) and iGate Capital Corporation now known as iGate Corporation, (herein after referred to as “Parent”) and Mr. Steven J. Shangold (herein after referred to as “Employee”).

WITNESSETH

WHEREAS, Schedule “A” to the Amendment sets forth the Compensation payable to the Employee in accordance with paragraph 3 of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises and Amendments herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1)	Schedule “A” of the Amendment is hereby voided.

2)	The attached new Schedule “A” shall supercede the voided Schedule “A”.

3)	All other sections of the Employment Agreement and Amendment, including Schedule “C” to the Amendment dated September 30, 2001, shall remain in effect, except as noted above.

4)	EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AMENDMENT IN ITS ENTIRETY. EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONFER WITH ANYONE OF HIS CHOICE, INCLUDING LEGAL COUNSEL, CONCERNING THIS AMENDMENT. BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT HE IS ENTERING INTO THIS AMENDMENT VOLUNTARILY AND INTENDS TO BE BOUND BY IT.

IN WITNESS WHEREOF, the authorized representatives of Company and Parent have acknowledged and executed this Amendment, and the Employee has hereby caused this Amendment to be executed all as of the day and year first above written.

ATTEST:

/s/ Mike Zugay	/s/ Steven J. Shangold
Employee: Mr. Steven J. Shangold

ATTEST:	iGate Mastech Inc.

/s/ Mike Zugay	By:	/s/ Dan Daugherty
	Title:	Secretary

ATTEST:	iGate Corporation

/s/ Dan Daugherty	By:	/s/ Mike Zugay
	Title:	Senior Vice President, Chief Financial Officer

Schedule A

1. Position: Chief Executive Officer; Executive shall report in such capacity to Company’s Board of Directors.

2. Base Salary: $150,000 for 2004. Thereafter, Executive’s base salary shall be determined in good faith by the Company’s Board of Directors.

3. Bonus: Executive shall be entitled to an annual bonus of $350,000 based on achieving 100% of the agreed upon goals. Said bonus shall be payable in quarterly installments. The bonus shall be proportionately prorated based on the percentage achievement of the agreed upon goals. The parties will agree prior to January 31 of the applicable year to the specific formula to be followed to determine Executive’s entitlement to bonus. Executive’s bonus for the period prior to October 1, 2004 shall not be effected by this Schedule “A”.

4. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of the Company.

5. Severance: In the event of a termination of Executive “without cause”, Executive shall be paid twelve (12) months severance (“Severance Period”) at a rate of $150,000 per annum. All payments referenced herein, less appropriate deductions, will be paid as salary continuation pursuant to the Company’s regular schedule and payroll practices. Executive shall be entitled to continue in the Company’s health, dental, vision and life insurance plans at the same level as other executives during the Severance Period. In addition, Executive’s Restricted Shares and stock options will continue to vest during the Severance Period. Executive acknowledges that the payment of any severance is conditioned upon Executive first signing a release of all claims against the Company and the Parent in a form similar to that previously provided to Executive.

6. Restricted Shares: Executive shall be granted 80,000 Restricted Shares of Parent at $0 value. Such Restricted Shares shall vest in equal quarterly installments over a two year period, with the initial vesting to occur on January 1, 2005.

7. Stock Options: Executive has received 120,000 non-qualified stock options pursuant to the iGate Capital Corporation Second Amended and Restated 1996 Stock Incentive Plan and the Executive’s Stock Option Agreement. The grant date for these options was October 3, 2001 at an exercise price of $1.93. These options will vest in equal quarterly installments over a three year period commencing on January 1, 2005. Executive shall receive an additional 120,000 non-qualified stock options pursuant to the iGate Capital Corporation Second Amended and Restated 1996 Stock Incentive Plan and the Executive’s Stock Option Agreement. The grant date for these options shall be October 1, 2004 at an exercise price equal to the closing price of the Parent’s stock on September 30, 2004. These options will vest in equal quarterly installments over a four year period commencing on January 1, 2007. All of Executive’s previously vested stock options in the Company shall remain in full force effect.

BY:	/s/ Sunil Wadhwani	BY:	/s/ Steven J. Shangold
	Sunil Wadhwani		Steven J. Shangold

Date:	October 1, 2004	Date:	October 1, 2004